UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

Centillium Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30649	94-3263530
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

255 Fourier Avenue
Fremont, California    94539
(Address of principal executive offices including zip code)

(510) 771-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

         On May 29, 2008, Centillium Communications, Inc. (the "Company"), determined that the Company's unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q filed on May 12, 2008 for the quarter ended March 31, 2008, contained an error due to the Company's failure to reverse accrued royalties amounting to approximately $850,000 that could no longer be recovered from the Company due to statutory limitations contained in the applicable patent law. The Company intends to file an amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 to correct such error. As a result, net income for the quarter ended March 31, 2008 will increase by approximately $850,000 and accrued liabilities as of March 31, 2008 will decrease by approximately $850,000, compared to the amounts previously reported.

         The Company's management and the Audit Committee of the Board of Directors have discussed this matter with Ernst & Young LLP, the Company's independent registered public accounting firm. The Audit Committee and management have determined to restate the Company's unaudited condensed consolidated financial statements for the quarter ended March 31, 2008.

         The Company will file an Amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Dated: June 4, 2008

Centillium Communications, Inc.

By:	/s/ Linda Reddick

Linda Reddick
Chief Financial Officer